Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

FINGERMOTION, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	6,990,320(3)	$2.78	$19,433,089.60	$110.20 per $1,000,000	$2,141.53
Fees Previously Paid	-	-	-	-	-	-	-	$537.56

	Total Offering Amounts					$19,433,089.60		$2,141.53
	Total Fees Previously Paid							$537.56
	Total Fee Offsets							$0.00
	Net Fee Due							$1,603.97
(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share, of FingerMotion, Inc. that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the registrant’s common stock as reported on the NASDAQ Capital Market on December 30, 2022.
(3)	Comprised of (i) 5,083,190 shares of common stock that may be sold by the selling stockholder named herein upon the conversion of the Note (as defined herein) and (ii) 1,907,130 shares of common stock that may be sold by the selling stockholders named herein upon the exercise of the Warrant (as defined herein) and the Compensation Warrant (as defined herein).